EXHIBIT 5.1


THE O'NEAL LAW FIRM, P.C.
14835 East Shea Boulevard
Suite 103, PMB 494
Fountain Hills, Arizona 85268
480-812-5058
888-353-8842 (fax)

OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO: Board of Directors
    Kryptic Entertainment, Inc.

RE: Registration Statement on Form S-1 (Small Business Filing)

Gentlemen:

As counsel to Kryptic Entertainment, Inc., a Nevada corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 999,000 shares of the Company's $0.001 par value common stock. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. We have also examined the applicable laws of the State of Nevada, provisions of the Nevada Constitution, and reported judicial decisions interpreting such laws. Based upon such examinations, we are of the opinion that the shares of the Company's common stock to be offered pursuant to the Registration Statement are validly issued, fully paid and non-assessable shares of the shares of the common stock of the Company.

We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to our firm contained therein under "Legal Matters".

Sincerely,


                         /s/ THE O'NEAL LAW FIRM, P.C.
                       -----------------------------------
                            Fountain Hills, Arizona

                              DATED: May 20, 2008